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                              SEPARATION AGREEMENT
                                     BETWEEN
                             STARWOOD LODGING TRUST
                                       AND
                                JEFFREY C. LAPIN

                  This Separation Agreement (the "Agreement") is entered into as of June 18, 1996 between Starwood Lodging Trust, a Maryland real estate investment trust (the "Company") and Jeffrey C. Lapin ("Lapin").


                                    RECITALS

                  WHEREAS, Lapin has been employed by the Company as a senior executive since 1988, and the Company and Lapin are parties to a currently effective Executive Employment Agreement dated November 11, 1994 (the "Employment Agreement"); and

                  WHEREAS, the Company and Lapin mutually desire to terminate the Employment Agreement and Lapin's employment by the Company.


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                  1. Termination. Lapin's employment by the Company will terminate on June 18, 1996 (the "Termination Date"). The Company and its Board of Trustees recognize and acknowledge the contributions which Lapin has made, as referenced in the Press Release referred to in Paragraph (a) of Section 9 and the recommendation letter referred to in Section 17 hereof.

                  2. Resignation. Lapin hereby resigns as an officer of the Company and as a member of the Board of Trustees of the Company, and as an officer or director of any subsidiary of the Company or Starwood Lodging Corporation (the "Corporation"), effective on the Termination Date.

                  3. Payments. Promptly upon the Termination Date, the Company will pay to Lapin:

                           (a) any unpaid portion of Lapin's current Base Salary
(as defined in the Employment Agreement) of $225,000 per annum accrued through the Termination Date, as well as an amount equal to such Base Salary for the balance of the term of the Employment Agreement (through January 31, 1997);


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                           (b) $75,000, representing the minimum Bonus that
Lapin would have received under the Employment Agreement for 1996;

                           (c) $37,500, representing mutually agreed upon
vacation time accrued and unpaid through the Termination Date.

                                    The Company shall deduct from all payments
to Lapin under this Section 3, all amounts required by law to be withheld for Social Security contributions and Federal and state income taxes, and shall pay them over to the appropriate tax receiving agency.

                  4. Medical Insurance. Lapin and his dependents will continue to be covered, at the Company's cost, under the Company's medical, dental and related insurance program (or if such coverage is not available the Company will at its cost supply equivalent coverage), for a period of eighteen months from the Termination Date, or for such shorter period until Lapin commences other employment and receives medical insurance coverage that is at least equivalent to that of the Company's. Lapin shall have COBRA rights for such coverage for eighteen months thereafter, at Lapin's expense.

                  5. Lapin Loan. Lapin is currently indebted to the Company in the amount of $250,000 pursuant to a Promissory Note in that principal sum dated July 6, 1995 (the "Lapin Loan"). Subject to Paragraph (d) of Section 7, on the first anniversary of the Termination Date, the Company shall be deemed to have forgiven $150,000 of the said principal sum of $250,000 including all interest on such forgiven amount accrued and unpaid to that date; and the unpaid balance of the Lapin Loan shall mature on the third anniversary of the Termination Date. The Note evidencing the Lapin Loan shall be amended to reflect such changes; and in all other respects the terms of the Lapin Loan shall remain unchanged.

                  6.       Options.

                           (a) In June 1995, Lapin was granted an option (the
"1995 Option") under the Company's 1995 Share Option Plan (the "Plan") to purchase 25,000 paired shares ("Paired Shares") of the Company and the Corporation which was to vest in three equal annual increments. On the Termination Date, the 1995 Option shall be amended to provide as of that date it is 50% vested; and subject to Paragraph (d) of Section 7, the balance shall vest on the first anniversary of the Termination Date. The Options Committee of the Trust has determined to make the foregoing amendments, subject to execution of this Agreement and the occurrence of the Termination Date.

                           (b) The Options Committee of the Trust has granted to
Lapin, subject to the execution of this Agreement and the occurrence of the Termination Date, an additional ten year option under the Plan (the "1996 Option") to purchase 5,000 Paired Shares at $37 7/8 per Paired Share (the "Strike Price" which is the fair market value of a Paired Share on the date of grant). The 1996 Option will be 66 2/3% vested on the Termination Date, and the balance will vest in full on January 31, 1997 and will not be subject to any contingencies. Upon each exercise of the 1996 Option, the Company will also

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pay to Lapin an amount per Paired Share purchased pursuant to such exercise equal to the excess, if any, over $16.50 of the lesser of (i) the then fair market value of a Paired Share (which shall be the closing price of a Paired Share on the New York Stock Exchange on the date of exercise), or (ii) the Strike Price. The 1996 Option will be exercisable in minimum increments of 1000 Paired Shares.

                           (c) The above options, as well as all prior options
granted to Lapin by the Company, shall be deemed amended to the extent necessary to provide that they are exercisable for their full maximum term, and that any provision requiring an earlier exercise as a consequence of any cessation or termination of employment by Lapin shall be inapplicable.

                  7.       Standstill, Etc.

                           (a) Lapin agrees that for a period of three years
following the Termination Date (the "Three Year Period"), neither Lapin nor any person or entity controlled by Lapin shall directly or indirectly, without the consent of the Company, (i) commence or be involved with others who commence any tender or exchange offer, proxy contest or solicitation, or any similar transaction involving the Company or the Corporation, or (ii) purchase or be part of a group which purchases any Paired Shares in excess of 4.9% of the then outstanding Paired Shares or any other class of securities of the Company or the Corporation in excess of 4.9% of the outstanding securities of such class.

                           (b) During the Three Year Period, neither on the one
hand Lapin, nor on the other hand the Company or the Corporation or any current or future executive officers or trustees or directors of the Company or the Corporation or of Starwood Capital Group, L.P. or Starwood Capital Group L.L.C. (collectively, the "Company Parties") shall make any disparaging comments or remarks respecting the other party. For this purpose, "disparaging" shall be limited to comments or remarks which impugn or cast doubt upon past, present or future employment performance or business accomplishments or business activities, or the likelihood of future business success, which comments or remarks are made in such a way as to be reasonably likely to have a deleterious affect on the reasonable efforts of the other party to further his or its business career or business.

                           No such disparagement shall be deemed to have
occurred (i) if made by Lapin to members of his immediate family or to any of the Company Parties (unless made in such a way as to require reporting under Item 6 of Form 8-K under the Securities Exchange Act of 1934, as amended), (ii) if made by a member of the Company Parties to another member thereof or to Lapin, (iii) if made in the context of a legally recognized privilege (e.g., comments made by a party to his or its legal counsel), or (iv) if made of record and under oath in any judicial or administrative proceedings before a court or other body of competent jurisdiction, including but without limitation, any arbitration proceeding pursuant to this Agreement.

                           In addition, no such disparagement shall be deemed to
have occurred if (i) such comments or remarks are not made to "Excluded Parties" (which means,

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individually and collectively, members of the press, financial analysts or persons who work for financial analysts, holders of any class of the Company's or the Corporation's securities (other than Lapin, members of his immediate family or Company Parties or holders of less than 0.5% of the Paired Shares) or prospective employers or business associates of Lapin or the Company who identify themselves as such or persons or groups including persons who can reasonably be expected to be or include prospective employers or business associates of Lapin or the Company), and (ii) the person allegedly making such comments or remarks shall have issued a written retraction thereof, with a copy to the aggrieved party within 10 days following receipt of a written demand for retraction from the aggrieved party which demand is given within 10 days after the aggrieved party receives knowledge of such comments or remarks (a "Retraction Demand") and such person has not within the previous twelve-month period either issued a retraction of another alleged comment or remark in response to a Retraction Demand or been determined by the Arbitrator to have disparaged the aggrieved party under this Paragraph (b) of Section 7.

                           (c) No violation of the above Paragraph (b) of this
Section 7 shall be deemed to have occurred unless the Arbitrator shall have so determined under Section 26 (the "Arbitrator"), and as a condition to assessing damages (but not as a condition to awarding equitable relief) shall also determine that disparaging comments or remarks within the meaning of such Paragraph have not been made by the complaining party or if made and subject to cure by retraction under Paragraph (b) that a Retraction Demand was given by the aggrieved party and that no such retraction was issued.

                           (d) Subject to the above Paragraph (c)and except as
provided in paragraph (e) of this Section 7, for each violation of Paragraph (b) of this Section 7 which the Arbitrator determines to have occurred, the aggrieved party shall be entitled to his or its actual damages according to proof and he or it shall also be entitled to punitive damages but only if the Arbitrator determines that the disparaging comments or remarks (i) constitute defamation or other willful tort, or (ii) are made to an Excluded Party. In addition, in the event that the Arbitrator determines that there has been a violation of this Paragraph (b) of this Section 7 by the Company, then the Arbitrator may determine if and the extent to which the forgiveness of the Lapin Loan referred to in Section 5 and the vesting of the unvested portion of the 1995 Option referred to in Paragraph (a) of Section 6 shall accelerate; and in the event that the Arbitrator determines that Lapin has violated the provisions of Paragraph (b) of Section 7, then the Arbitrator may determine if and if and the extent to which the Lapin Loan forgiveness referred to in Section 5 shall not occur or the remaining vesting of the 1995 Option referred to in Paragraph
(a) of Section 6 shall not occur.

                           (e) Subject to the above Paragraph (c), for the first
violation of Paragraph (b) of this Section 7 which the Arbitrator determines to have occurred, the aggrieved party shall be entitled to receive as liquidated damages, and not as a forfeiture, the amount of $100,000. The parties agree that with respect to the foregoing provision for liquidated damages, actual damages would be difficult to measure or quantify and would be impracticable to determine and, accordingly, the liquidated damages so provided shall be the sole and exclusive monetary remedy for the first such violation.


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                  8.       Consulting Services.

                           (a) For a period of time commencing on the
Termination Date and ending eighteen months thereafter (the "Eighteen Month Period"), Lapin shall serve the Company as a consultant. Lapin's duties shall be to continue as in the past for at least 90 days to oversee the properties currently owned by the Company in Las Vegas, Nevada (the King 8 Hotel and Casino and the Bourbon Street Hotel and Casino), and to assist in the attempted sale of such properties, and otherwise as shall be reasonably requested by the Company's Board of Trustees consistent with Lapin's prior duties and position and in such a way so as to not interfere with his other duties or activities subsequent to the Termination Date. For his services under this Paragraph (a) of Section 8, Lapin shall be paid by the Company the total sum of $235,000 in eighteen equal monthly installments on the first day of each month of the Eighteen Month Period, commencing July 1, 1996. In addition, if in the performance of any duties under the Consulting Agreement, Lapin shall incur any reasonable out of pocket costs and expenses, the same shall be promptly reimbursed by the Company following a written request in accordance with the Company's normal expense reimbursement procedures. Lapin shall render such services at times and places that are reasonably convenient to the Company and Lapin. Lapin shall not be required to spend more than 40 hours in any month in the first 90 days and 20 hours in any month thereafter in the performance of his duties under the above provisions of Paragraph (a). The above payments and reimbursements shall continue to be made notwithstanding any charge or allegation that Lapin has not or may not have fulfilled his obligations under this Paragraph (a) until and unless the Arbitrator under Section 26 shall determine that the provisions of this Paragraph (a) have been breached by Lapin and shall determine the extent, if any, to which the Company may be excused from its performance obligations under this Paragraph (a).

                           (b) The amounts payable under this Section 8 shall be
due and payable without regard as to the extent to which the Company shall request Lapin's services hereunder and without regard to the number of hours actually devoted by Lapin to such consulting services. The Company acknowledges that it is not retaining Lapin's exclusive services under any of this Section 8, and that Lapin shall be free to engage in such other employment and business activities as Lapin in his sole discretion may determine. Lapin shall be under no obligation to account for any amounts he may otherwise earn or receive during or after the Eighteen Month Period, whether by other employment or otherwise, and the Company shall have no right or claim in or to any compensation or profit that may accrue to Lapin during such period or otherwise.

                           (c) Except for the casino oversight responsibilities
during the first 90 days after the Termination Date referenced in the above Paragraph (a) of this Section 8, nothing herein shall obligate the Company to utilize Lapin's services at any time or from time to time, and the Company reserves the right to have other persons or parties (who may or may not be employees of the Company) perform supplementary oversight functions with respect to the casinos at any time during the aforesaid 90 days period or exclusive oversight functions with respect to the casinos at any time subsequent to the aforesaid 90 day period.


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                           (d) The Company is currently seeking to sell its
interest in the King 8 Hotel and Casino in Las Vegas, Nevada (the "King 8 Property"). If, during the Eighteen Month Period, the Company enters into a binding agreement (which may be subject to normal conditions, including, but not limited to, approval by gaming authorities) to sell or to lease for longer than 1 year ("Long-Term Lease"), which subsequently closes (whether before or after the expiration of the Eighteen Month Period), then the Company shall pay to Lapin the higher of (i) $200,000 (increased to $250,000 if Lapin introduces the buyer or otherwise assists in the sale of the King 8 Property), or (ii) if the purchase price (including assumption of debt), or in the case of a lease the implied present value of the property, exceeds $20 million, one percent of the purchase price or such implied present value, as the case may be. Such payment shall be made upon the closing of the transaction (and in the event of a dispute over whether Lapin shall be entitled to more than $200,000, the Company shall pay to Lapin at the closing no less than $200,000 and shall arbitrate with Lapin pursuant to Section 26 hereof, whether any further amount is due.)

                           (e) In the event the King 8 Property is not sold
during the Eighteen Month Period, but during such time, the Company receives and declines a bona fide offer from a credible party to purchase or enter into a Long-Term Lease of the King 8 Property for a purchase price or implied present value, as the case may be, of $20 million or more, then the Company shall be obligated pay $200,000 to Lapin at the expiration of such Eighteen Month Period (increased to $250,000 if Lapin introduces the offeror or otherwise assists the Company's consideration of such offer). In the event that the Company disputes Lapin's entitlement to any payment pursuant to this Paragraph (e), then the Company shall pay to Lapin the amount, if any, it concedes Lapin has earned hereunder and shall arbitrate the dispute over the balance pursuant to Section 26 hereof.

                           (f) For purposes of determining the implied present
value of the property under this Section 8, the total of lease rental payments or proposed lease rental payments (net of property expenses and capital costs required by the lease to be incurred by the Landlord) shall be valued at their then present value using as the applicable discount rate the average yield to maturity ratio on United States Treasury obligations of comparable maturity to the term of the lease as of the date such lease was entered into or, as applicable, was proposed to have been entered into.

                           (g) The Company acknowledges that any offer during
such Eighteen Month Period directly or indirectly by or on behalf of Tito Tiberti or Tom Smiley or any group in which either of them participates, directly or indirectly, shall be deemed for purposes of this Section 8 to be an introduction by Lapin.

                  9.       Publicity.

                           (a) Prior to the execution of this Agreement, Lapin
and the Company have agreed on the text of a press release ("Press Release") announcing Lapin's resignation as an officer and Trustee of the Company, and Lapin's termination of employment with the Company, the form of which is attached hereto as Exhibit A; and except as the Company may be required by law to disclose, the Company shall not make any

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materially different public statements regarding Lapin's resignation and termination of employment without Lapin's prior written consent. Lapin likewise agrees not to issue any other Press Release or make any materially different public statements regarding his resignation as an officer and Trustee or the termination of his employment with the Company without the Company's prior written consent. The Press Release shall be released by the Company immediately following the execution and delivery of this Agreement by all parties hereto.

                           (b) Other than the disclosure set forth in the Press
Release, the terms of this Agreement and the negotiations culminating in the execution and delivery of this Agreement shall be kept confidential by each of the parties, except only (i) to the extent that disclosure thereof is required by the legal obligations of a party, (ii) such disclosure is made by Lapin to members of his immediate family or to any of the Company Parties or to a prospective employer or business associate who requests the same, (iii) such disclosure is made by a member of the Company Parties to another member thereof or to Lapin, (iv) such disclosure is made in the context of a legally recognized privilege, or (v) such disclosure is made of record and under oath in any judicial or administrative proceedings before a court or other body of competent jurisdiction, including but without limitation any arbitration proceeding pursuant to this Agreement. In addition, from and after the Termination Date,
(1) Lapin shall not purport to act in any official capacity for the Company in connection with any activities, including but not limited to any contact with the press, financial analysts, or holders of securities of the Company or the Corporation, and (2) Lapin agrees not to discuss with persons known to him to be shareholders of the Company or the Corporation (other than members of his family, members of the Company Parties or holders of immaterial amounts of Paired Shares) the business of the Company or Corporation.

                           (c) The Company agrees that all responses to
inquiries from prospective employers or business associates of Lapin shall be consistent with statements in the Press Release referred to in Paragraph (a) of
Section 9, and the Recommendation Letter referred to Section 17, and shall not in any way contradict those statements.

                  10. Use of Office, Etc. The Company intends to remove its executive offices from Los Angeles, California to Phoenix, Arizona or another location in the near future. Lapin shall continue to have the use of his existing office, including HVAC, office staff and support as in the past during normal business hours, until the executive offices of the Trust and the Corporation are physically moved to Phoenix, Arizona or another location. Thereafter, Lapin shall be entitled to remain in such office until such time as the Trust and Corporation sublease the existing office space and the sub-tenant requires physical possession (or access for tenant improvements work) or until such earlier time as the Company abandons such space and surrenders to the landlord in whole or partial settlement of its obligations; provided however, that during such period as Lapin shall be entitled to remain in such office following the relocation of the executive offices of the Company and the Corporation, no office staff or support services need be provided other than as may be provided by Ms. Jayne Gordon pursuant to any separate agreement she may enter into with the Company. Lapin may retain all of his furniture and computer equipment currently in his personal office at no cost and the Company relinquishes any claim thereto.

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                 11. Termination. Upon execution of this Agreement, the
Employment Agreement shall be deemed terminated and of no further force and effect, except that the indemnification provisions of Section 3.5 (which shall not be deemed to apply to any breach by Lapin of this Agreement) and the confidentiality provisions of Section 4.2 shall continue to be applicable and the non-inducement provisions of clause (ii) of Section 4.3 thereof shall also be applicable (without regard to any reason or basis for termination of Lapin's employment) for the Eighteen Month Period. Without limitation on the foregoing, Lapin will promptly return to the Company all business records of the Company in his possession (subject to Lapin's retaining copies of items such as his rolodex, chron copies of correspondence and the like), including but not limited to Company files, computer tapes or diskettes. However, except as and to the extent specifically provided, nothing contained in this Agreement shall be deemed to affect any option agreement between the Company and Lapin or the Corporation and Lapin or the Indemnification Agreement between the Company and Lapin dated June 8, 1995 or the Indemnification Agreement between the Corporation and Lapin dated June 8, 1995.

                  12.      Representations and Warranties.

                           (a) Lapin represents and warrants that there is not
now pending any action, complaint, petition, charge, grievance, or any other form of administrative, legal or arbitral proceeding by Lapin against the Company or any of its officers or trustees or any other of the Company Parties.

                           (b) The Company represents and warrants that any and
all actions on the part of the Board of Trustees of the Company, or of the Options Committee, the Compensation Committee or any of the other committees of the Board of Trustees necessary to authorize or implement any of the provisions of this Agreement have been duly and validly taken.

                  13.      Mutual Release.

                           (a) Except for the obligations set forth in this
Agreement, Lapin, on his own behalf and on behalf of any Individual Retirement Account or pension trust solely for his benefit which is the holder of Paired Shares, hereby fully, unconditionally and irrevocably releases the Company, the Corporation, SLT Realty Limited Partnership, SLC Operating Limited partnership ("SLC"), all officers, trustees or directors of the Company or the Corporation, all members of the Management Committee of SLC, all entities controlled by or under common control with the Company or the Corporation, Starwood Capital Group, L.P., Starwood Capital Group, L.L.C. and all entities controlled by Barry
S. Sternlicht (the "General Releasees") of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, disclosed or undisclosed, which Lapin may have had, may now have or may in the future have by reason of any matter, cause or thing done, omitted or suffered to be done prior to the date hereof. In addition, and without limitation on the foregoing, except for the obligations in this Agreement, Lapin hereby fully, unconditionally and irrevocably releases the General Releasees and all entities

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controlled by or under common control with any of them, all past and present employees, officers and directors of any of the General Releasees and any of such entities and all owners of direct or indirect interests in any of the General Releasees or such entities, and their respective counsel, of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, disclosed or undisclosed, directly or indirectly, which Lapin may have had, may now have, or may in the future have, arising out of or in any way connected with Lapin's relationship in any and all capacities with the Company or the Corporation prior to the date hereof, and the employment of Lapin by the Company or the termination of that employment, including without limitation, claims, if any, pursuant to the Employment Agreement or pursuant to any federal, state or local law, such as, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C.
Section 621, et seq.; Title VII of the Civil rights Act of 1964, as amended, 42 U.S.C. Section 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. Section 1981, et seq.; the Fair Labor Standards Act of 1939, as amended, 29 U.S.C. Section 201, et seq.; the Equal Pay Act, 29 U.S.C. Section 206(d); the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; each and every provision of the California Labor and Insurance Codes; Article 1, Section 1 of the California Constitution; the Rehabilitation Act of 1973, as amended, 29 U.S.C., Section 701, et seq.; Americans with Disabilities Act, 104 Stat. 327; the Employee Retirement Income Security Act of 1974, 29 U.S.C., Section 1001, et seq.; the National Labor Regulations Act, as amended, 29 U.S.C., Section 151, et seq.; the California Fair Employment and Housing Act, as amended, California Government Code,
Section 12900, et seq.; the Uruh Civil Rights Act, as amended, California Civil Code, Section 51, et seq.

                           (b) Except for the obligations set forth in this
Agreement, the Company on its own behalf and on behalf of all General Releasees hereby fully, unconditionally and irrevocably releases Lapin of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, disclosed or undisclosed, which any of them may have had, may now have, or may in the future have by reason of any matter, cause or thing done, omitted or suffered to be done prior to the date hereof. Except for the obligations set forth in this Agreement, the Company on its own behalf and on behalf of all the persons and entities released in any way by Lapin under Paragraph (a) of Section 13, hereby fully, unconditionally and irrevocably releases Lapin and all of the persons released by Lapin in the above paragraph (a) of Section 13 of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, and disclosed or undisclosed, which any of them may have had, may now have or may in the future have arising out of or in any way connected with Lapin's relationship in any and all capacities with the Company or the Corporation prior to the date hereof, and the employment of Lapin by the Company or the termination of that employment. Without limitation on the generality of the foregoing, included in the foregoing release is a release of any and all such claims, demand, actions, and causes of action, directly or indirectly arising out of or in any way connected with Lapin's relationship in any and all capacities with the Company or the Corporation prior to the date hereof, including

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but not limited to the employment of Lapin by the Company or the termination of that employment or Lapin's actions or non-actions as an officer or trustee of the Company.

                  14. (Intentionally Omitted.)

                  15. Waiver of Civil Code Section 1542. Lapin and the Company each acknowledge that he or it has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lapin and the Company each hereby expressly waives and relinquishes all rights and benefits under that section and any similar law of any state or territory of the United States with respect to the release he or it is granting in this Agreement.

                  16. (Intentionally Omitted)

                  17. Recommendation Letter. The Company has given a favorable recommendation letter with respect to Lapin, in the form of Exhibit B hereto, which Lapin may show to any prospective employers or business associates or others. Lapin has responded with a letter to Barry Sternlicht in the form of Exhibit C hereto.

                  18. Integration; Counterparts. This Agreement contains the entire agreement between the parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof. This Agreement supersedes and renders null and void any other prior agreement between the parties. This Agreement is executed without reliance upon any promise, warranty or representation by the parties or any representative of the parties other than those expressly contained herein, and the parties have carefully read this Agreement, and sign the same of their own free will. This Agreement may be executed in counterparts.

                  19. Choice of Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

                  20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

                  21. Costs and Expenses. The Company and Lapin shall each bear their own legal fees in connection with the negotiation, preparation, execution and enforcement of this Agreement except that the Company shall pay directly $15,000 of Lapin's legal fees. In other respects, except as specifically provided herein, Lapin and the Company will each bear

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their own costs and expenses including attorneys' fees incurred in or arising out of or the matters released herein.

                  22. Severability. Should any provision hereof for any reason be deemed or held invalid or unenforceable, in whole or in part, by a court of law, such determination shall not affect any other provision of this Agreement. This Agreement shall not be subject to avoidance or rescission as a result of any matter or circumstance, including but without limitation, the invalidity or unenforceability of any particular provision hereof or of the application of any such provision to any particular matter or circumstance, nor as a result of any breach or default of any party to perform, in whole or in part, any of its duties or obligations hereunder.

                  23. Notices. All notices and other communications required or provided for in this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail postage pre-paid with return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed given when received at the address of the addressee. Any such notices or communication shall be addressed as follows:

If to the Company:       Starwood Lodging Trust
                         c/o Starwood Capital Group, L.P.
                         Three Pickwick Plaza, Suite 250
                         Greenwich, Connecticut 06830
                         Attn:  Barry S. Sternlicht, Chairman and
                                Chief Executive Officer

     with copies to:      Starwood Capital Group, L.P.
                          Three Pickwick Plaza, Suite 250
                          Greenwich, Connecticut 06830
                          Attn: Madison F. Grose, Esq.

     and to:              Jeffer, Mangels, Butler & Marmaro, LLP
                          2121 Avenue of the Stars, 10th Floor
                          Los Angeles, California 90067-5010
                          Attn: Marc Marmaro, Esq.

If to Lapin:              Jeffrey C. Lapin
                          1317 Palisades Drive
                          Pacific Palisades, California  90272


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
      with a copy to:    Bright & Lorig
                         633 West Fifth Street, Suite 3330
                         Los Angeles, California 90071
                         Attn: Frederick A. Lorig, Esq.

                  24. Settlement of Claims. It is understood that this is a compromise settlement of disputed claims, and that the promises of payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation whatever, by either party to the other party, or to any other person whomsoever.

                  25. Further Assurances. Each party hereto shall prepare, execute and deliver such other instruments, agreements or documents as may be reasonably required in order to carry out the purposes of this Agreement.

                  26. Arbitration. Any and all disputes, controversies or claims ("Dispute") between the parties relating to the interpretation or enforcement or performance of this Agreement shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, subject only to the following provisions:

                           (a) The Arbitrator shall be determined from a list of
names of five impartial arbitrators (each of whom shall be a retired judge of the Superior Court of the State of California or a retired Justice of the Court of Appeal of the State of California) experienced in commercial arbitration matters supplied by the American Arbitration Association (the "Association") chosen by Lapin and the Company each in turn striking a name from the list until one name remains.

                           (b) The expenses of the arbitration shall be borne
equally by each party, and each party shall bear its own legal fees and expenses, except that Lapin's fees and expenses in connection with each such arbitration shall be advanced by the Company if Lapin shall undertake to reimburse the Company if the Arbitrator determines that Lapin is not the prevailing party in the Arbitration.

                           (c) The Arbitrator shall determine whether and to
what extent any party shall be entitled to damages or equitable relief and, if applicable, the extent, if any, which the forgiveness of the Lapin Loan referenced in Section 5 and the future vesting of the 1995 Option referenced in Paragraph (a) of Section 6 shall be accelerated or shall not occur. No party shall be entitled to punitive damages, except that as provided in Paragraph (d) of Section 7, the Arbitrator may assess punitive damages against the Company or Lapin.

                           (d) The Arbitrator shall not have the power to add to
nor modify any of the terms or conditions of the this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgement for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision

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
shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

                           (e) The Arbitrator shall have the authority to award
any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement. The Arbitrator's written decision shall be rendered within sixty days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgement, a judgement upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

                           (f) The arbitration shall take place in Los Angeles,
California if commenced by Lapin, or in Phoenix, Arizona or Los Angeles, California if commenced by the Company.

                           (g) The arbitration proceeding and all filing,
testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                           (h) The parties shall continue performing their
respective obligations under this Agreement notwithstanding the existence of a Dispute while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof. In the event that the Arbitrator determines that the Company in bad faith has failed to continue to perform its payment or other obligations to Lapin under this Agreement without a determination by the Arbitrator that it is entitled to do so, the Arbitrator shall have the authority to accelerate the full amount of all sums which are then or which may thereafter become due or payable under this Agreement from the Company to Lapin or to require that the Company post an unconditional Bank letter of credit which Lapin may draw upon at any time for the amount of all such sums which may thereafter become payable by the Company to Lapin and in addition, order that the Company pay all of Lapin's legal fees and other costs in connection with the Arbitration and any enforcement of the Arbitrator's judgment or award.

                           (i) The Arbitrator may, in his or her sole
discretion, order a pre- hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.

                           (j) Notwithstanding the dispute resolution procedures
contained in this Section 26, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 26.

                  27. No Presumption Against Drafter. The Company and Lapin have jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by them, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provision of this Agreement.

                  28. Disclaimer. The name "Starwood Lodging Trust" is the designation of Starwood Lodging Trust and its Trustees (as Trustees but not personally under a Declaration of Trust dated August 25, 1969, as amended and restated), and all persons dealing with Starwood Lodging Trust must look solely to Starwood Lodging Trust's property for the enforcement of any claims against Starwood Lodging Trust, as the Trustees, officers, agents and security holders of Starwood Lodging Trust assume no personal obligations of Starwood Lodging Trust, and their respective properties shall not be subject to claims of any person relating to such obligation.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                  The Company:   Starwood Lodging Trust, a Maryland real estate
                                   investment trust



                                 By
                                   ---------------------------------------------
                                 Barry S. Sternlicht, Chairman of the Board
                                   and Chief Executive Officer



                  Lapin:



                                 -----------------------------------
                                 Jeffrey C. Lapin




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